EXHIBIT 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Vice President, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

ANNOUNCES RECORD SECOND QUARTER 2008 RESULTS

AND UPDATES FULL-YEAR 2008 GUIDANCE

RADNOR, PA (BusinessWire) August 6, 2008 – Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the three months ended June 30, 2008 and provided an update of full-year 2008 guidance.

Second Quarter 2008 Highlights and Guidance Update

Second quarter 2008 highlights and results, with comparisons to second quarter 2007 results, included the following:

•

Quarterly record oil and gas production of 11.4 billion cubic feet of natural gas equivalent (Bcfe), or 125.7 million cubic feet of natural gas equivalent (MMcfe) per day, a 14 percent increase as compared to 10.1 Bcfe, or 110.5 MMcfe per day and nine percent higher than the 10.5 Bcfe produced in the first quarter of 2008;

•	Quarterly record operating income of $106.2 million, as compared to $57.1 million;

•	Quarterly record operating cash flow, a non-GAAP (generally accepted accounting principles) measure, of $136.0 million as compared to $78.0 million;

•

Quarterly record adjusted net income, a non-GAAP measure which excludes the effects of a non-cash change in derivatives fair value, of $41.6 million, or $1.00 per diluted share, as compared to $21.8 million, or $0.57 per diluted share; and

•	Net loss of $3.8 million, or $(0.09) per diluted share, as compared to net income of $23.9 million, or $0.63 per diluted share.

Full-year 2008 guidance updates are as follows:

•	Slight increase to full-year 2008 production guidance, with estimated full-year production of between 49.7 and 51.7 Bcfe, or between 135.8 and 141.3 MMcfe per day;

•	Re-affirmed full-year cash operating expense guidance of between $2.10 and $2.30 per thousand cubic feet of natural gas equivalent (Mcfe); and

•	Increased 2008 oil and gas capital expenditures guidance to range between $625.0 and $650.0 million from a previous range of $490.0 to $510.0 million.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

In the second quarter of 2008, operating income was a record $106.2 million, which was $49.2 million, or 86 percent, higher than the second quarter of 2007. The increase was primarily due to 95 percent higher operating income in the oil and gas segment, 107 percent higher operating income in the natural gas midstream segment (PVR Midstream) and 37 percent higher operating income from the coal and natural resource management segment (PVR Coal & Natural Resource Management), partially offset by higher corporate general and administrative (G&A) expense.

Operating cash flow in the second quarter of 2008 increased to $136.0 million, up $58.0 million, or 74 percent, as compared to the second quarter of 2007 primarily due to the increase in operating income and lower cash income taxes paid, partially offset by an increase in cash paid to settle derivatives and higher interest expense.

The increase in adjusted net income in the second quarter of 2008 as compared to the second quarter of 2007 was primarily due to the increase in operating income, partially offset by the increase in cash paid to settle derivatives and the increase in interest expense.

The decrease in net income in the second quarter of 2008 as compared to the second quarter of 2007 was primarily due to a $102.7 million increase in derivatives expense, resulting mainly from changes in the valuation of unrealized derivative positions, higher interest expense and higher minority interest, which more than offset the higher operating income.

Management Comment

A. James Dearlove, President and Chief Executive Officer of PVA, said, “We are pleased with this quarter’s record results from all three of our business segments. Our oil and gas segment delivered record quarterly production with very high operating margins, while PVR Midstream had record system throughput volumes and PVR Coal & Natural Resource Management reported near-record lessee coal production.

“Looking forward, we are encouraged about our prospects and positioning in the oil and gas segment. We have strong acreage positions and have had success in the Lower Bossier (Haynesville), Bakken, Woodford and Lower Huron Shales. We also continue to build a position in the Marcellus Shale and expect initial exploratory drilling in that play in 2009. When combined with our emerging 20-acre spaced development program in the Cotton Valley, our horizontal drilling initiatives in the Selma Chalk and the Granite Wash, and our more traditional activities in Appalachian horizontal coalbed methane and the Gulf Coast, we believe PVA has an impressive portfolio of growth opportunities. Our oil and gas capital expenditures guidance has been increased from a range of $490.0 to $510.0 million to a range of $625.0 to $650.0 million due to expected spending increases during the second half of 2008 for higher levels of drilling activity, leasehold acquisition, gathering and production facilities in our emerging plays.

“We expect growth in the midstream and coal and natural resource management segments during 2008. During the first half of 2008, we increased our gas processing capacity by 88 percent and system throughput volumes increased 38 percent from the first quarter to the second quarter as a result of contributions from two new processing plants in Texas. In addition, we had a near-record quarter for coal production by PVR’s lessees and expect higher production levels in the second half of 2008 relative to the first half. Average coal royalties per ton have risen in recent quarters and we expect that trend to continue during the balance of 2008. We expect approximately one-half of PVR’s lessees’ contracts for market sensitive production to have “rolled over” into higher priced contracts during 2008.

“We own 77 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and largest limited partner unitholder of PVR. PVG currently provides approximately $43 million of annualized cash distributions to PVA – approximately 27 percent higher than in the prior year quarter – which, together with cash flows from our oil and gas segment and borrowings under our revolving credit facility, helps fund our oil and gas capital expenditures.

“We look forward to continued growth in all operating segments in 2008 and believe that we have the proper strategies in place at each business segment and the financial strength to achieve that growth.”

Oil and Gas Segment Review

Second quarter 2008 oil and gas production grew 14 percent to 11.4 Bcfe from 10.1 Bcfe in the second quarter of 2007 and was nine percent higher than the 10.5 Bcf produced in the first quarter of 2008. See PVA’s separate operational update news release dated July 31, 2008 for a more detailed discussion of second quarter 2008 drilling and production operations for the oil and gas segment.

Oil and gas segment operating income for the second quarter of 2008 was $69.7 million, or 95 percent higher than the $35.7 million in the second quarter of 2007. Total oil and gas revenues increased by 72 percent from $78.1 million in the second quarter of 2007 to $134.4 million in the second quarter of 2008. The increase in revenues was primarily attributable to a 46 percent increase in the realized natural gas price, a 104 percent increase in the realized crude oil price and an 82 percent increase in the realized natural gas liquids (NGLs) price, as well as the production increase.

In the second quarter of 2008, total oil and gas segment expenses increased by $22.2 million, or 52 percent, to $64.6 million, or $5.65 per Mcfe produced, from $42.5 million, or $4.22 per Mcfe produced, in the second quarter of 2007, as discussed below:

•

Cash operating expenses increased by $8.2 million, or 45 percent, to $26.3 million, or $2.30 per Mcfe produced, in the second quarter of 2008 from $18.2 million, or $1.81 per Mcfe produced, in the second quarter of 2007. Unit cash operating expenses were slightly lower than the $2.34 per Mcfe produced in the first quarter of 2008. The overall increase in cash operating expenses was primarily due to the production increase. Increases in cash operating expenses per unit of production as compared to the prior year quarter are discussed below:

-	Lease operating expense increased to $1.23 per Mcfe from $1.00 per Mcfe, primarily due to increased compressor rentals in the Mid-Continent and East Texas regions related to facility expansions, where our drilling program is highly active, an increase in repairs and maintenance expenses in the Gulf Coast region related to adverse operating conditions and an increase in water disposal costs in East Texas related to the increase in equivalent production in that region;

-	Taxes other than income increased to $0.62 per Mcfe from $0.46 per Mcfe, primarily due to increased severance taxes related to higher commodity prices in the second quarter of 2008 relative to the prior year quarter; and

-	G&A expense increased to $0.45 per Mcfe from $0.35 per Mcfe, primarily due to increased staffing costs in the East Texas and Mid-Continent regions.

•

Exploration expense increased to $6.7 million in the second quarter of 2008, as compared to $5.7 million in the prior year quarter, primarily due to an increase in unproved leasehold expenses, partially offset by decreases in dry hole costs and geological and geophysical expenses.

•

Depletion, depreciation and amortization (DD&A) expense increased by $12.9 million, or 69 percent, to $31.6 million, or $2.76 per Mcfe, in the second quarter of 2008 from $18.6 million, or $1.85 per Mcfe in the prior year quarter. The overall increase in DD&A expense was primarily due to the higher depletion rate per unit of production as a result of higher drilling costs and acquisitions, as well as the production increase.

Natural Gas Midstream and Coal & Natural Resource Management Segment Review (PVR and PVG)

Operating income for PVR Midstream increased 107 percent to $20.3 million in the second quarter of 2008 from $9.8 million in the prior year quarter. Operating income for PVR Coal & Natural Resource Management increased 37 percent to $24.0 million in the second quarter of 2008 from $17.6 million in the prior year quarter. Financial and operational results and full-year 2008 guidance for each of these segments are provided in the financial tables later in this release. In addition, operational updates for these segments are discussed in more detail in PVR’s news release dated August 6, 2008 (please visit PVR’s website, www.pvresource.com under “For Investors,” for a copy of the release).

As previously announced, on August 20, 2008, PVG will pay to unitholders of record as of August 4, 2008 a quarterly cash distribution covering the period of April 1 through June 30, 2008 in the amount of $0.36 per unit, or an annualized rate of $1.44 per unit. This annualized distribution represents a $0.08 per unit, or 5.9 percent, increase over the annualized distribution of $1.36 per unit paid for the first quarter of 2008 and a 28.6 percent increase over the annualized distribution of $1.12 per unit for the same quarter of 2007.

As a result of PVG’s distribution increase and reflective of PVA’s sale of approximately 2.0 million PVG common units to PVR in July 2008, PVA will receive a cash distribution of approximately $10.8 million in the third quarter of 2008 or approximately $43.3 million on an annualized basis.

PVG owns PVR’s general partner, including the incentive distribution rights, and is PVR’s largest limited partner unitholder. PVG derives its cash flow solely from cash distributions received from PVR. As the general partner and largest unitholder of PVG, PVA reports its financial results on a consolidated basis with the financial results of PVG.

A conversion of the GAAP-compliant financial statements (“As reported”) to the equity method of accounting (“As adjusted”) is included in the “Conversion to Non-GAAP Equity Method” table in this release. Using the equity method, PVG’s results are reduced to a few line items and the results from oil and gas operations and corporate are therefore highlighted. Management believes that this is useful since the oil and gas and corporate segments provide a majority of the cash flow from operations generated by PVA, as compared to distributions PVA receives from PVG and PVR. Management believes that the financial statements presented using the equity method are less complex and more comparable to those of other oil and gas exploration and production companies.

Capital Resources and Impact of Derivatives

As of June 30, 2008, PVA had outstanding borrowings of $435.0 million, including $230.0 million of convertible senior subordinated notes due 2012 and $205.0 million of borrowings under its $479.0 million revolving credit facility. The $83.0 million increase in outstanding borrowings as compared to the $352.0 million at December 31, 2007 was primarily due to higher spending to fund PVA’s oil and gas capital expenditures during the first half of 2008. As of June 30, 2008, PVR’s outstanding borrowings were $381.2 million, including $58.1 million of senior unsecured notes classified as current portion of long-term debt, a decrease from $411.7 million as of December 31, 2007. The senior unsecured notes were classified as current as the result of their repayment in July 2008. Consolidated interest expense increased from $8.3 million in the second quarter of 2007 to $10.1 million in the second quarter of 2008. The increase was due to higher weighted average levels of outstanding borrowings during the second quarter of 2008 as compared to the prior year quarter.

Based on derivatives currently in place for natural gas production, we have hedged approximately 53 percent of natural gas production for the final two quarters of 2008, based on the midpoint of production guidance, at weighted average collar floors and ceilings of $8.38 and $10.06 per MMBtu. See the Guidance Table included in this release for details of production guidance and derivative positions.

Due to the significant increase in crude oil and natural gas prices experienced during the second quarter, the mark-to-market valuation of PVA and PVR open hedging positions resulted in derivatives expense of $103.6 million, as compared to expense of $0.9 million in the prior year quarter. Included in derivatives expense for the second quarter of 2008 was $73.7 million related to PVA’s oil and gas segment and $29.9 million of derivatives expense related to PVR Midstream. Cash settlements of derivatives included in these amounts resulted in net cash payments of $18.0 million during the second quarter of 2008, as compared to $1.8 million of net cash payments in the second quarter of 2007. Included in the cash settlement of derivatives for the second quarter of 2008 was $8.3 million of net cash payments related to PVA’s oil and gas segment and $9.7 million of net cash payments related to PVR Midstream. Most of the mark-to-market based derivative expense represents prospective future payments assuming commodity prices remain as indicated by the futures markets on the June 30, 2008 valuation date. Commodity prices continue to be volatile, and since June 30 have declined. If actual commodity prices hold at these lower levels, liabilities under these open positions would be reduced significantly with resultant gains in future periods.

Guidance for 2008

See the Guidance Table included in this release for guidance estimates for full-year 2008. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s and PVR’s operating environments change.

Second Quarter 2008 Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss second quarter 2008 financial and operational results for PVA, is scheduled for Thursday, August 7, 2008 at 3:00 p.m. ET. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to PVA’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available until August 21, 2008 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #290768. An on-demand replay of the conference call will be available at PVA’s website beginning shortly after the call.

******

Headquartered in Radnor, PA and a member of the S&P SmallCap 600 Index, Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the United States, including the Cotton Valley play in East Texas, the Selma Chalk play in Mississippi, the Mid-Continent region, the Appalachian Basin and the Gulf Coast of Louisiana and Texas. PVA also owns approximately 77 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unitholder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business. For more information, please visit PVA’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, NGLs, crude oil and coal; PVA’s ability to develop and replace oil and gas reserves and the price for which such reserves can be acquired; the relationship between natural gas, NGL, oil and coal prices; the projected demand for and supply of natural gas, NGLs, crude oil and coal; the availability and costs of required drilling rigs, production equipment and materials; PVA’s ability to obtain adequate pipeline transportation capacity for its oil and gas production; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of PVA’s oil and natural gas or PVR’s coal differs from estimated proved oil and gas reserves and recoverable coal reserves; PVR’s ability to generate sufficient cash from its businesses to maintain and pay the quarterly distribution to its general partner and its unitholders; the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; operating risks, including unanticipated geological problems, incidental to PVA’s business and to PVR’s coal or natural gas midstream business; PVR’s ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; PVR’s ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of PVA’s oil and natural gas production, of PVR’s lessees’ mining operations and related coal infrastructure projects and new processing plants in PVR’s natural gas midstream business; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by PVA and by PVR or PVR’s lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial market) and political conditions (including the impact of potential terrorist attacks); and PVG’s ability to generate sufficient cash from its interests in PVR to maintain and pay the quarterly distribution to its general partner and its unitholders.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues
Natural gas	$113,212	$72,032	$193,725	$128,651
Crude oil	14,463	4,533	23,678	8,686
NGL	6,538	1,217	8,406	2,168
Natural gas midstream	184,298	114,407	309,346	209,725
Coal royalties	31,641	24,029	55,603	49,029
Other	10,262	6,180	18,791	10,409

Total revenues	360,414	222,398	609,549	408,668

Expenses
Cost of midstream gas purchased	152,986	95,077	252,683	174,808
Operating	22,214	15,522	43,216	29,955
Exploration	6,739	5,667	11,419	10,737
Taxes other than income	8,259	5,463	15,654	10,839
General and administrative (excluding equity-based compensation)	16,987	13,715	33,088	27,507
Equity-based compensation - (a)	2,071	1,334	3,629	2,593
Depreciation, depletion and amortization	44,934	28,546	83,503	56,616

Total expenses	254,190	165,324	443,192	313,055

Operating income	106,224	57,074	166,357	95,613
Other income (expense)
Interest expense	(10,110)	(8,308)	(19,662)	(15,035)
Derivatives	(103,618)	(892)	(129,519)	(17,613)
Interest income and other	975	544	3,306	1,960

Income (loss) before income taxes	(6,529)	48,418	20,482	64,925
Minority interest	3,948	9,228	23,976	18,524
Income tax expense (benefit)	(6,684)	15,312	(3,627)	18,120

Net income (loss)	$(3,793)	$23,878	$133	$28,281

Per share data:
Net income (loss) per share, basic	$(0.09)	$0.63	$0.00	$0.75

Net income (loss) per share, diluted - (b)	$(0.09)	$0.63	$0.00	$0.74

Weighted average shares outstanding, basic	41,740	37,750	41,642	37,682
Weighted average shares outstanding, diluted	41,740	38,055	41,916	37,962

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Production
Natural gas (MMcf)	10,075	9,381	19,823	17,465
Crude oil (MBbls)	119	76	214	153
Natural gas liquids (NGL) (MBbls)	109	37	143	67
Total crude oil, NGL and natural gas production (MMcfe)	11,443	10,060	21,965	18,786
Prices
Natural gas ($ per Mcf)	$11.24	$7.68	$9.77	$7.37
Crude oil ($ per Bbl)	$121.54	$59.64	$110.64	$56.77
NGL ($ per Bbl)	$59.98	$32.89	$58.78	$32.36

(a) -	Our equity-based compensation expense includes our stock option expense and the amortization of restricted stock and units in accordance with SFAS No. 123(R), Share-Based Payment.
(b) -	The diluted EPS numerator includes an adjustment for the dilutive effect of PVR’s net income.

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	June 30, 2008	December 31, 2007
Assets
Current assets	$368,478	$244,072
Net property and equipment	2,096,985	1,899,014
Other assets	175,486	110,375

Total assets	$2,640,949	$2,253,461

Liabilities and Shareholders’ Equity
Current liabilities	$446,993	$261,899
Long-term debt	435,000	352,000
Long-term debt of PVR	323,100	399,153
Other liabilities and deferred taxes	302,206	251,149
Minority interest	275,294	179,162
Shareholders’ equity	858,356	810,098

Total liabilities and shareholders’ equity	$2,640,949	$2,253,461

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Activities
Net income (loss)	$(3,793)	$23,878	$133	$28,281
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	44,934	28,546	83,503	56,616
Commodity derivative contracts:
Total derivative losses	105,135	2,374	132,144	19,516
Cash receipts (payments) to settle derivatives for period	(18,032)	(1,817)	(26,985)	1,695
Deferred income taxes	(3,110)	10,719	(505)	12,684
Minority interest	3,948	9,228	23,976	18,524
Dry hole and unproved leasehold expense	5,919	4,330	9,472	8,716
Other	987	745	(1,174)	1,271

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	135,988	78,003	220,564	147,303
Changes in operating assets and liabilities	(17,248)	(10,147)	(35,672)	(14,506)

Net cash provided by operating activities	118,740	67,856	184,892	132,797

Investing Activities
Acquisitions, net of cash acquired	(111,367)	(72,389)	(116,107)	(76,224)
Additions to property and equipment	(120,512)	(94,531)	(229,174)	(199,302)
Other	334	196	739	243

Net cash used in investing activities	(231,545)	(166,724)	(344,542)	(275,283)

Financing Activities
Dividends paid	(2,342)	(2,124)	(4,686)	(4,240)
Distributions paid to minority interest holders	(14,172)	(12,445)	(27,912)	(23,465)
Net proceeds from PVA borrowings	29,000	54,500	83,000	107,500
Net proceeds from (repayments of) PVR borrowings	(32,600)	52,000	(30,600)	57,000
Proceeds from PVR equity issuance	138,015	—	138,015	—
Other	5,504	6,621	10,786	7,564

Net cash provided by financing activities	123,405	98,552	168,603	144,359

Net increase (decrease) in cash and cash equivalents	10,600	(316)	8,953	1,873
Cash and cash equivalents - beginning of period	32,880	22,527	34,527	20,338

Cash and cash equivalents - end of period	$43,480	$22,211	$43,480	$22,211

PENN VIRGINIA CORPORATION

QUARTERLY SEGMENT INFORMATION - unaudited

(dollars in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
Three Months Ended June 30, 2008	Amount	(per Mcfe)(a)
Production
Total oil, NGL, condensate and gas (MMcfe)	11,443
Natural gas (MMcf)	10,075
Crude oil (MBbls)	119
NGL (MBbls)	109
Coal royalty tons (thousands of tons)			8,839
Midstream system throughput volumes (MMcf)				23,884
Revenues
Natural gas	$113,212	$11.24	$—	$—	$—	$113,212
Crude Oil	14,463	121.54	—	—	—	14,463
NGL	6,538	59.98	—	—	—	6,538
Natural gas midstream	—	—	—	234,797	(50,499)	184,298
Coal royalties	—	—	31,641	—	—	31,641
Other	154	0.01	7,415	2,652	41	10,262

Total revenues	134,367	11.74	39,056	237,449	(50,458)	360,414

Expenses
Cost of midstream gas purchased	—	—	—	202,819	(49,833)	152,986
Operating expense	14,094	1.23	3,902	4,817	(599)	22,214
Exploration	6,739	0.59	—	—	—	6,739
Taxes other than income	7,085	0.62	371	605	198	8,259
General and administrative	5,163	0.45	3,274	3,469	7,152	19,058
Depreciation, depletion and amortization	31,568	2.76	7,526	5,393	447	44,934

Total expenses	64,649	5.65	15,073	217,103	(42,635)	254,190

Operating income (loss)	$69,718	$6.09	$23,983	$20,346	$(7,823)	$106,224

Additions to property and equipment and acquisitions	$114,213		$24,641	$92,769	$256	$231,879

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
Three Months Ended June 30, 2007	Amount	(per Mcfe)(a)
Production
Total oil, NGL, condensate and gas (MMcfe)	10,060
Natural gas (MMcf)	9,381
Crude oil (MBbls)	76
NGL (MBbls)	37
Coal royalty tons (thousands of tons)			8,060
Midstream system throughput volumes (MMcf)				17,019
Revenues
Natural gas	$72,032	$7.68	$—	$—	—	$72,032
Crude Oil	4,533	59.64	—		—	4,533
NGL	1,217	32.89	—		—	1,217
Natural gas midstream	—	—	—	114,407	—	114,407
Coal royalties	—	—	24,029	—	—	24,029
Other	363	—	4,381	1,327	109	6,180

Total revenues	78,145	7.77	28,410	115,734	109	222,398

Expenses
Cost of midstream gas purchased	—	—	—	95,077	—	95,077
Operating expense	10,025	1.00	2,514	2,983	—	15,522
Exploration	5,667	0.56	—	—	—	5,667
Taxes other than income	4,645	0.46	267	336	215	5,463
General and administrative	3,502	0.35	2,743	3,020	5,784	15,049
Depreciation, depletion and amortization	18,632	1.85	5,320	4,502	92	28,546

Total expenses	42,471	4.22	10,844	105,918	6,091	165,324

Operating income (loss)	$35,674	$3.55	$17,566	$9,816	$(5,982)	$57,074

Additions to property and equipment and acquisitions	$101,333		$52,130	$11,859	$1,598	$166,920

(a) -	Natural gas revenues are shown per Mcf, oil, NGL and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(dollars in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
Six Months Ended June 30, 2008	Amount	(per Mcfe)(a)
Production
Total oil, NGL, condensate and gas (MMcfe)	21,965
Natural gas (MMcf)	19,823
Crude oil (MBbls)	214
NGL (MBbls)	143
Coal royalty tons (thousands of tons)			16,479
Midstream system throughput volumes (MMcf)				41,171
Revenues
Natural gas	$193,725	$9.77	$—	$—	$—	$193,725
Crude Oil	23,678	110.64	—	—	—	23,678
NGL	8,406	58.78	—	—	—	8,406
Natural gas midstream	—	—	—	359,845	(50,499)	309,346
Coal royalties	—	—	55,603	—	—	55,603
Other	857	0.04	13,747	4,124	63	18,791

Total revenues	226,666	10.32	69,350	363,969	(50,436)	609,549

Expenses
Cost of midstream gas purchased	—	—	—	302,516	(49,833)	252,683
Operating expense	28,303	1.29	6,645	8,867	(599)	43,216
Exploration	11,419	0.52	—	—	—	11,419
Taxes other than income	12,943	0.59	742	1,306	663	15,654
General and administrative	9,747	0.44	6,459	6,802	13,709	36,717
Depreciation, depletion and amortization	58,184	2.65	13,939	10,480	900	83,503

Total expenses	120,596	5.49	27,785	329,971	(35,160)	443,192

Operating income (loss)	$106,070	$4.83	$41,565	$33,998	$(15,276)	$166,357

Additions to property and equipment and acquisitions	$209,402		$24,689	$110,391	$799	$345,281

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
Six Months Ended June 30, 2007	Amount	(per Mcfe)(a)
Production
Total oil, condensate and gas (MMcfe)	18,786
Natural gas (MMcf)	17,465
Oil (MBbls)	153
NGL (MBbls)	67
Coal royalty tons (thousands of tons)			16,344
Midstream system throughput volumes (MMcf)				32,919
Revenues
Natural gas	$128,651	$7.37	$—	$—	$—	$128,651
Crude oil	8,686	56.77	—	—	—	8,686
NGL	2,168	32.36	—	—	—	2,168
Natural gas midstream	—	—	—	209,725	—	209,725
Coal royalties	—	—	49,029	—	—	49,029
Other	675	—	7,865	1,725	144	10,409

Total revenues	140,180	7.46	56,894	211,450	144	408,668

Expenses
Cost of midstream gas purchased	—	—	—	174,808	—	174,808
Operating expense	18,943	1.01	4,670	6,342	—	29,955
Exploration	10,737	0.57	—	—	—	10,737
Taxes other than income	8,869	0.47	590	856	524	10,839
General and administrative	6,902	0.37	5,358	6,043	11,797	30,100
Depreciation, depletion and amortization	36,476	1.94	10,810	9,145	185	56,616

Total expenses	81,927	4.36	21,428	197,194	12,506	313,055

Operating income (loss)	$58,253	$3.10	$35,466	$14,256	$(12,362)	$95,613

Additions to property and equipment and acquisitions	$201,058		$53,466	$17,864	$3,138	$275,526

(a) -	Natural gas revenues are shown per Mcf, oil, NGL and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$118,740	$67,856	$184,892	$132,797
Adjustments:
Changes in operating assets and liabilities	17,248	10,147	35,672	14,506

Operating cash flow (a)	$135,988	$78,003	$220,564	$147,303

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Net income as adjusted”
Net income (loss) as reported	$(3,793)	$23,878	$133	$28,281
Adjustments for derivatives:
Derivative losses included in operating income	1,517	1,482	2,625	1,903
Derivative losses included in other income	103,618	892	129,519	17,613
Cash receipts (payments) to settle derivatives for period	(18,032)	(1,817)	(26,985)	1,695
Impact of adjustments on minority interest (b)	(12,641)	(3,884)	(3,106)	(4,686)
Impact of adjustments on income tax expense (c)	(29,040)	1,269	(39,800)	(6,461)

Net income as adjusted (d)	$41,629	$21,820	$62,386	$38,345

Net income as adjusted per share, diluted	$1.00	$0.57	$1.49	$1.01

(a) -	Operating cash flow represents net cash provided by operating activities before changes in operating assets and liabilities. Management believes that operating cash flow is widely accepted as a financial indicator of an energy company’s ability to generate cash which is used to internally fund investing activities, service debt and pay dividends. Operating cash flow is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the energy industry. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(b) -	Minority interest for the quarters ended June 30, 2008 and 2007 have been adjusted for the effect of incentive distribution rights and reflects the minority interest percentage of net income recognized for the six months ended June 30, 2008 and 2007.
(c) -	The impact of these adjustments on our income tax expense reflects PVA’s marginal tax rate of 39%.
(d) -	Net income as adjusted represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives. Management believes this presentation is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry, as well as companies within the natural gas midstream industry. Management uses this information for comparative purposes within these industries. Net income as adjusted is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD - unaudited

(in thousands)

Reconciliation of GAAP “Income Statements As Reported” to Non-GAAP “Income Statements As Adjusted” (a):

	Three Months Ended June 30 2008			Three Months Ended June 30 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$113,212	$—	$113,212	$72,032	$—	$72,032
Crude oil	14,463	—	14,463	4,533	—	4,533
NGL	6,538	—	6,538	1,217	—	1,217
Natural gas midstream	184,298	(234,797)	(50,499)	114,407	(114,407)	—
Coal royalties	31,641	(31,641)	—	24,029	(24,029)	—
Other	10,262	(10,067)	195	6,180	(5,708)	472

Total revenues	360,414	(276,505)	83,909	222,398	(144,144)	78,254

Expenses
Cost of midstream gas purchased	152,986	(202,819)	(49,833)	95,077	(95,077)	—
Operating	22,214	(8,719)	13,495	15,522	(5,497)	10,025
Exploration	6,739	—	6,739	5,667	—	5,667
Taxes other than income	8,259	(976)	7,283	5,463	(607)	4,856
General and administrative	19,058	(7,305)	11,753	15,049	(6,305)	8,744
Depreciation, depletion and amortization	44,934	(12,919)	32,015	28,546	(9,822)	18,724

Total expenses	254,190	(232,738)	21,452	165,324	(117,308)	48,016

Operating income	106,224	(43,767)	62,457	57,074	(26,836)	30,238

Other income (expense)
Interest expense	(10,110)	5,374	(4,736)	(8,308)	3,617	(4,691)
Derivatives	(103,618)	29,942	(73,676)	(892)	7,550	6,658
Equity earnings in PVG and PVR	—	5,004	5,004	—	6,907	6,907
Interest income and other	975	(501)	474	544	(466)	78

Income (loss) before minority interest and income taxes	(6,529)	(3,948)	(10,477)	48,418	(9,228)	39,190
Minority interest	3,948	(3,948)	—	9,228	(9,228)	—
Income tax expense (benefit)	(6,684)	—	(6,684)	15,312	—	15,312

Net income (loss)	$(3,793)	$—	$(3,793)	$23,878	$—	$23,878

	Six Months Ended June 30, 2008			Six Months Ended June 30 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$193,725	$—	$193,725	$128,651	$—	$128,651
Crude oil	23,678	—	23,678	8,686	—	8,686
NGL	8,406	—	8,406	2,168	—	2,168
Natural gas midstream	309,346	(359,845)	(50,499)	209,725	(209,725)	—
Coal royalties	55,603	(55,603)	—	49,029	(49,029)	—
Other	18,791	(17,871)	920	10,409	(9,590)	819

Total revenues	609,549	(433,319)	176,230	408,668	(268,344)	140,324

Expenses
Cost of midstream gas purchased	252,683	(302,516)	(49,833)	174,808	(174,808)	—
Operating	43,216	(15,512)	27,704	29,955	(11,011)	18,944
Exploration	11,419	—	11,419	10,737	—	10,737
Taxes other than income	15,654	(2,048)	13,606	10,839	(1,450)	9,389
General and administrative	36,717	(14,439)	22,278	30,100	(12,706)	17,394
Depreciation, depletion and amortization	83,503	(24,419)	59,084	56,616	(19,955)	36,661

Total expenses	443,192	(358,934)	84,258	313,055	(219,930)	93,125

Operating income	166,357	(74,385)	91,972	95,613	(48,414)	47,199

Other income (expense)
Interest expense	(19,662)	10,306	(9,356)	(15,035)	7,164	(7,871)
Derivatives	(129,519)	22,166	(107,353)	(17,613)	10,197	(7,416)
Equity earnings in PVG and PVR	—	18,983	18,983	—	13,348	13,348
Interest income and other	3,306	(1,046)	2,260	1,960	(819)	1,141

Income (loss) before minority interest and income taxes	20,482	(23,976)	(3,494)	64,925	(18,524)	46,401
Minority interest	23,976	(23,976)	—	18,524	(18,524)	—
Income tax expense (benefit)	(3,627)	—	(3,627)	18,120	—	18,120

Net income	$133	$—	$133	$28,281	$—	$28,281

(a) -	Equity method income statements represent consolidated income statements, minus 100% of PVG’s consolidated results of operations, plus minority interest which represents the portion of PVG’s consolidated results of operations that we do not own. PVA’s management believes equity method income statements provide useful information to allow the public to more easily discern PVG’s effect on PVA’s operations.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD - unaudited (continued)

(in thousands)

Reconciliation of GAAP “Balance Sheet As Reported” to Non-GAAP “Balance Sheet As Adjusted” (a):

	June 30 2008			December 31, 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Assets
Current assets	$368,478	$(170,869)	$197,609	$244,072	$(114,707)	$129,365
Net property and equipment	2,096,985	(776,511)	1,320,474	1,899,014	(731,282)	1,167,732
Equity investment in PVG and PVR	—	221,949	221,949	—	202,297	202,297
Other assets	175,486	(162,073)	13,413	110,375	(96,262)	14,113

Total assets	$2,640,949	$(887,504)	$1,753,445	$2,253,461	$(739,954)	$1,513,507

Liabilities and Shareholders’ Equity
Current liabilities	$446,993	$(255,130)	$191,863	$261,899	$(133,918)	$127,981
Long-term debt	435,000	—	435,000	352,000	—	352,000
Long-term debt of PVR	323,100	(323,100)	—	399,153	(399,153)	—
Other liabilities and deferred taxes	302,206	(33,980)	268,226	251,149	(27,721)	223,428
Minority interest	275,294	(275,294)	—	179,162	(179,162)	—
Shareholders’ equity	858,356	—	858,356	810,098	—	810,098

Total liabilities and shareholders’ equity	$2,640,949	$(887,504)	$1,753,445	$2,253,461	$(739,954)	$1,513,507

Reconciliation of GAAP “Statement of Cash Flows As Reported” to Non-GAAP “Statement of Cash Flows As Adjusted” (b):

	Three Months Ended June 30 2008			Three Months Ended June 30 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Operating Activities
Net income (loss)	$(3,793)	$—	$(3,793)	$23,878	$—	$23,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	44,934	(12,919)	32,015	28,546	(9,822)	18,724
Commodity derivative contracts:
Total derivative losses (gains)	105,135	(31,459)	73,676	2,374	(8,835)	(6,461)
Cash receipts (payments) to settle derivatives for period	(18,032)	9,703	(8,329)	(1,817)	2,189	372
Minority interest	3,948	(3,948)	—	9,228	(9,228)	—
Investment in PVG and PVR	—	(5,004)	(5,004)	—	(6,907)	(6,907)
Cash distributions from PVG and PVR	—	11,048	11,048	—	8,587	8,587
Other	3,796	(335)	3,461	15,794	639	16,433

Operating cash flow	135,988	(32,914)	103,074	78,003	(23,377)	54,626
Changes in operating assets and liabilities	(17,248)	(500)	(17,748)	(10,147)	(1,580)	(11,727)

Net cash provided by operating activities	118,740	(33,414)	85,326	67,856	(24,957)	42,899

Investing Activities
Other	334	(334)	—	196	(154)	42
Acquisitions	(111,367)	96,220	(15,147)	(72,389)	52,117	(20,272)
Additions to property and equipment	(120,512)	21,190	(99,322)	(94,531)	11,872	(82,659)

Net cash used in investing activities	(231,545)	117,076	(114,469)	(166,724)	63,835	(102,889)

Financing Activities
Dividends paid	(2,342)	—	(2,342)	(2,124)	—	(2,124)
Distributions paid to minority interest holders	(14,172)	14,172	—	(12,445)	12,445	—
Proceeds from PVR offering	138,015	(138,015)	—	—	(860)	(860)
Net proceeds from (repayments of) PVA borrowings	29,000	—	29,000	54,500	—	54,500
Net proceeds from (repayments of) PVR borrowings	(32,600)	32,600	—	52,000	(52,000)	—
Other	5,504	620	6,124	6,621	860	7,481

Net cash provided by financing activities	123,405	(90,623)	32,782	98,552	(39,555)	58,997

Net increase (decrease) in cash and cash equivalents	10,600	(6,961)	3,639	(316)	(677)	(993)
Cash and cash equivalents-beginning balance	32,880	(18,981)	13,899	22,527	(21,534)	993

Cash and cash equivalents-ending balance	$43,480	$(25,942)	$17,538	$22,211	$(22,211)	$—

	Six Months Ended June 30 2008			Six Months Ended June 30 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Operating Activities
Net income	$133	$—	$133	$28,281	$—	$28,281
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	83,503	(24,419)	59,084	56,616	(19,955)	36,661
Commodity derivative contracts:
Total derivative losses (gains)	132,144	(24,791)	107,353	19,516	(12,325)	7,191
Cash receipts (payments) to settle derivatives for period	(26,985)	19,225	(7,760)	1,695	4,261	5,956
Minority interest	23,976	(23,976)	—	18,524	(18,524)	—
Investment in PVG and PVR	—	(18,983)	(18,983)	—	(12,470)	(12,470)
Cash distributions from PVG and PVR	—	21,480	21,480	—	10,909	10,909
Other	7,793	78	7,871	22,671	(130)	22,541

Operating cash flow	220,564	(51,386)	169,178	147,303	(48,234)	99,069
Changes in operating assets and liabilities	(35,672)	424	(35,248)	(14,506)	2,972	(11,534)

Net cash provided by operating activities	184,892	(50,962)	133,930	132,797	(45,262)	87,535

Investing Activities
Other	739	(675)	64	243	(197)	46
Acquisitions	(116,107)	96,240	(19,867)	(76,224)	52,456	(23,768)
Additions to property and equipment	(229,174)	38,840	(190,334)	(199,302)	18,874	(180,428)

Net cash used in investing activities	(344,542)	134,405	(210,137)	(275,283)	71,133	(204,150)

Financing Activities
Dividends paid	(4,686)	—	(4,686)	(4,240)	—	(4,240)
Distributions paid to minority interest holders	(27,912)	27,912	—	(23,465)	23,465	—
Proceeds from issuance of partners’ capital by PVG	—	—	—	860	(860)	—
Net proceeds from PVA borrowings	83,000	—	83,000	107,500	—	107,500
Net proceeds from (repayments of) PVR borrowings	(30,600)	30,600	—	57,000	(57,000)	—
Proceeds from PVR equity issuance	138,015	(138,015)	—	—	—	—
Other	10,786	620	11,406	6,704	—	6,704

Net cash provided by financing activities	168,603	(78,883)	89,720	144,359	(34,395)	109,964

Net increase (decrease) in cash and cash equivalents	8,953	4,560	13,513	1,873	(8,524)	(6,651)
Cash and cash equivalents-beginning balance	34,527	(30,503)	4,024	20,338	(13,687)	6,651

Cash and cash equivalents-ending balance	$43,480	$(25,942)	$17,538	$22,211	$(22,211)	$—

(a) -	Equity method balance sheets represent consolidated balance sheets, minus 100% of PVG’s consolidated balance sheets, excluding minority interest which represents the portion of PVG’s consolidated balance sheet that PVA does not own and including other adjustments to eliminate inter-company transactions. PVA’s management believes equity method balance sheets provide useful information to allow the public to more easily discern PVG’s effect on PVA’s assets, liabilities and shareholders’ equity.
(b) -	Equity method statements of cash flows represent consolidated statements of cash flows, minus 100% of PVG’s consolidated statements of cash flows, excluding minority interest which represents the portion of PVG’s consolidated results of operations that PVA does not own and including other adjustments to eliminate inter-company transactions. PVA’s management believes equity method statements of cash flows provide useful information to allow the public to more easily discern PVG’s effect on PVA’s cash flows.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited

(dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for 2008.

	Actual
	First Quarter 2008	Second Quarter 2008	YTD 2008	Full-Year 2008 Guidance
Oil & Gas Segment:
Production:
Natural gas (Bcf) (a)	9.7	10.1	19.8	43.7	—		45.1
Crude oil (MBbls)	95	119	214	550.0	—		600.0
NGL (MBbls)	34	109	143	450.0	—		500.0
Equivalent production (Bcfe)	10.5	11.4	22.0	49.7	—		51.7
Equivalent daily production (MMcfe per day)	115.6	125.7	120.7	135.8	—		141.3

Expenses:
Cash operating expenses ($ per Mcfe)	$2.34	2.30	2.32	2.10	—		2.30
Exploration	$4.7	6.7	11.4	35.0	—		40.0
Depreciation, depletion and amortization ($ per Mcfe)	$2.53	2.76	2.65	2.65	—		2.75

Capital expenditures:
Development drilling	$79.1	96.1	175.2	425.0	—		435.0
Exploratory drilling	$5.4	6.1	11.5	65.0	—		70.0
Pipeline, gathering, facilities	$4.9	8.8	13.7	45.0	—		50.0
Seismic	$0.7	0.3	1.0	9.0	—		10.0
Lease acquisition, field projects and other	$4.6	15.1	19.7	81.0	—		85.0
Total segment capital expenditures	$94.7	126.4	221.1	625.0	—		650.0

Coal and Natural Resource Segment (PVR):
Coal royalty tons (millions)	7.7	8.8	16.5	33.5	—		34.5

Revenues:
Average royalty per ton	$3.14	3.58	3.37	3.30	—		3.45
Other	$6.3	7.4	13.7	26.0	—		27.5

Expenses:
Cash operating expenses	$6.3	7.5	13.8	24.5	—		26.0
Depreciation, depletion and amortization	$6.4	7.5	13.9	30.0	—		31.5

Capital expenditures:
Expansion and acquisitions	$0.1	24.6	24.7	25.5	—		26.5
Maintenance capital expenditures	$—	—	—	0.2	—		0.3
Total segment capital expenditures	$0.1	24.6	24.7	25.7	—		26.8

Natural Gas Midstream Segment (PVR):
Throughput volumes (MMcf per day) (b)	190	262	226	270	—		280

Expenses:
Cash operating expenses	$8.1	8.9	17.0	35.0	—		38.0
Depreciation, depletion and amortization	$5.1	5.4	10.5	23.0	—		25.0

Capital expenditures:
Expansion and acquisitions	$16.4	86.3	102.7	315.0	—		325.0
Maintenance capital expenditures	$3.1	3.9	7.0	11.0	—		13.0
Total segment capital expenditures	$19.5	90.2	109.7	326.0	—		338.0

Corporate and Other:
General and administrative expense—PVA (c)	$5.9	6.6	12.5	24.0	—		25.0
General and administrative expense—PVG (c)	$0.6	0.6	1.2	2.4	—		2.8
Interest expense:
PVA average long-term debt outstanding	$374.5	417.5	394.6	450.0	—		460.0
PVA interest rate	5.0%	4.1%	4.4%	4.4%	—		4.9%
Percentage capitalized (d)	11.0%	11.4%	10.5%	10.0%	—		12.0%
PVR average long-term debt outstanding	$412.5	411.8	411.9	475.0	—		500.0
PVR interest rate assumed	5.3%	4.4%	4.9%	4.8%	—		5.3%

Minority interest in PVG & PVR	$20.0	3.9	23.9		(e	)
Income tax rate (h)	44%	64%	—		(f	)
Cash distributions received from PVG & PVR	$10.4	10.9	21.3		(g	)
Other capital expenditures	$0.3	0.2	0.5	0.5			1.0

These estimates are meant to provide guidance only and are subject to change as PVA’s operating environment changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited - (continued)

(dollars in millions except where noted)

Notes to Guidance Table:

(a)	The following table shows PVA’s current derivative positions for natural gas production in the oil and gas segment as of June 30, 2008:

		Weighted Average Price
	Average Volume Per Day	Additional Put Option	Floor	Ceiling
Natural Gas Costless Collars	(in MMBtus)	(per MMBtu)
Third quarter 2008	10,000		$7.50	$9.10
Fourth quarter 2008 (1)	10,000		$7.50	$9.10

Natural Gas Three-way Collars (2)	(in MMBtus)	(per MMBtu)
Third quarter 2008	22,500	$5.00	$7.11	$9.09
Fourth quarter 2008	67,500	$5.89	$8.55	$11.26
First quarter 2009	65,000	$6.00	$8.67	$11.68
Second quarter 2009	40,000	$6.38	$8.75	$10.79
Third quarter 2009	40,000	$6.38	$8.75	$10.79
Fourth quarter 2009	30,000	$6.83	$9.50	$13.60
First quarter 2010	30,000	$6.83	$9.50	$13.60

Natural Gas Swaps
Third quarter 2008	45,000		$9.03

Natural Gas Basis Swaps	(in MMBtus)	(per MMBtu)
Third quarter 2008	15,000		$0.39
Fourth quarter 2008	15,000		$0.39

Crude Oil Three-Way Collars (2)	(bbl)	(bbl)
Third quarter 2008	500	$70.00	$95.00	$108.80
Fourth quarter 2008	500	$80.00	$110.00	$179.00
First quarter 2009	500	$80.00	$110.00	$179.00
Second quarter 2009	500	$80.00	$110.00	$179.00
Third quarter 2009	500	$80.00	$110.00	$179.00
Fourth quarter 2009	500	$80.00	$110.00	$179.00

Management estimates that excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in natural gas prices, operating income from oil and gas operations for the last six months of 2008 would increase or decrease by approximately $23.0 million. This assumes that crude oil and NGL prices and natural gas production remain constant at forecasted levels. In addition, management also estimates that for every $5.00 per barrel increase or decrease in crude oil prices, operating income from oil and gas operations would increase or decrease by approximately $2.6 million. This assumes that crude oil and NGL production and natural gas prices remain constant at forecasted levels. These estimated changes in operating income exclude the effect of potential cash receipts or payments in settling these derivative positions.

(1)	This position expires in October 2008.
(2)	A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes the maximum price that the Company will receive for the contracted commodity volumes. The purchased put establishes the minimum price that the Company will receive for the contracted volumes unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited - (continued)

(dollars in millions except where noted)

(b)	The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any. The following table shows current derivative positions for natural gas production in PVR’s natural gas midstream segment as of June 30, 2008:

					Weighted Average Price Collars
	Average Volume Per Day		Weighted Average Price		Additional Put Option	Put		Call
Frac Spread	(in MMBtu	)	(per MMBtu	)
Third quarter 2008 through fourth quarter 2008	7,824		$5.02

Ethane Sale Swap	(in gallons	)	(per gallon	)
Third quarter 2008 through fourth quarter 2008	34,440		$0.4700

Propane Sale Swaps	(in gallons	)	(per gallon	)
Third quarter 2008 through fourth quarter 2008	26,040		$0.7175

Crude Oil Sale Swaps	(in barrels	)	(per barrel	)
Third quarter 2008 through fourth quarter 2008	560		$49.27

Natural Gasoline Collar	(in gallons	)					(per gallon)
Third quarter 2008 through fourth quarter 2008	6,300					$1.4800		$1.6465

Crude Oil Collar	(in barrels	)					(per barrel)
Third quarter 2008 through fourth quarter 2008	400					$65.00		$75.25

Natural Gas Sale Swaps	(in MMBtu	)	(per MMBtu	)
Third quarter 2008 through fourth quarter 2008	4,000		$6.97

Crude Oil Three-Way Collar (1)	(in barrels	)					(per gallon)
First quarter 2009 through fourth quarter 2009	1,000				$70.00	$90.00		$119.25

Frac Spread Collar (2)	(in MMBtu	)					(in MMBtu)
First quarter 2009 through fourth quarter 2009	6,000					$9.09		$13.94

Management estimates that excluding the derivative positions described above, for every $1.00 per MMBtu decrease or increase in natural gas prices, natural gas midstream gross margin and operating income for the last six months of 2008 would increase or decrease by approximately $5.6 million, assuming that crude oil and natural liquids prices and inlet volumes remain constant at forecasted levels. In addition, management also estimates that for every $5.00 per barrel increase or decrease in the oil prices, natural gas midstream gross margin and operating income would increase or decrease by approximately $2.3 million, assuming that natural gas prices and inlet volumes remain constant at forecasted levels. These estimated changes in gross margin and operating income exclude the effect of potential cash receipts or payments in settling these derivative positions.

(1)	A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes the maximum price that PVA or PVR will receive for the contracted commodity volumes. The purchased put establishes the minimum price that PVA or PVR will receive for the contracted volumes unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.
(2)	PVR entered into this contract in July 2008

(c)	Year-to-date 2008 results and full-year 2008 guidance reflects increased incentive compensation costs in general and administrative expense.

(d)	PVA capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by GAAP.

(e)	PVA controls the general partner of PVG and owns a 77 percent limited partner interest in PVG. PVG’s operating results are included in PVA’s consolidated financial statements, and minority interest reflected the 23 percent of PVG owned by parties other than PVA.

(f)	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of PVA’s income tax expense for the full year.

(g)	2008 amounts received are dependent primarily upon distributions paid by PVG.

(h)	For the three and six months ended June 30, 2008, the effective income tax rates include the effects of settlements of liabilities for unrecognized tax benefits.